Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION FIRM

We hereby consent to the following being included or incorporated by reference in the Registration Statement on Form S-3 of Black Creek Diversified Property Fund Inc., and the related prospectus: (a) the reference to our name and the description of our role provided under the headings “Prospectus Summary—Net Asset Value Calculation and Valuation Procedures” and “Experts” in the Prospectus dated March 15, 2019, (b) the reference to our name, the description of our role and the valuation of the real properties and related assumptions provided under the heading “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Net Asset Value Calculation” in Part II, Item 5 of the Annual Report on Form 10-K for the period ended December 31, 2018 of Black Creek Diversified Property Fund Inc., being incorporated by reference in the Prospectus dated March 15, 2019 and (c) the reference to our name, the description of our role and the valuation of the real properties and related assumptions provided in the Current Reports on Form 8-K of Black Creek Diversified Property Fund Inc. filed on January 15, 2019, February 15, 2019 and March 14, 2019, being incorporated by reference in the Prospectus dated March 15, 2019. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S., Inc.
Altus Group U.S., Inc.
March 15, 2019